Exhibit 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

MATERIAL FACT

Oi S.A. (“Oi” or the “Company”, Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), in accordance with article 157, paragraph 4 of Law No. 6,404/76 and CVM Instruction No. 358/02, informs its shareholders and the market in general that Mr. Zeinal Abedin Mahomed Bava resigned his position as Chief Executive Officer of the Company on this date.

Pursuant to article 30-A of the Company’s by-laws, the Executive Officers, in a meeting held on this date, designated Mr. Bayard De Paoli Gontijo to exercise the functions relating to the position of Chief Executive Officer, together with his functions as Chief Financial Officer and Investor Relations Officer, until the Board of Directors resolves upon the appointment of a replacement for the position of Chief Executive Officer.

Rio de Janeiro, October 7, 2014.

Oi S.A.

Bayard De Paoli Gontijo

Chief Financial Officer and Investor Relations Officer